EXHIBIT 99.1

Jones Soda Reports Third Quarter 2022 Results

– Ninth Consecutive Quarter of Year-Over-Year Revenue Growth –

SEATTLE, Nov. 03, 2022 (GLOBE NEWSWIRE) -- Jones Soda Co. (CSE: JSDA, OTCQB: JSDA) (“Jones Soda” or the “Company”), the original craft soda known for its unconventional flavors and user-submitted photo labels, announced its financial results for the third quarter ended September 30, 2022.

Third Quarter 2022 Financial Highlights vs. Year-Ago Quarter

  Revenue increased 5% to $4.8 million compared to $4.6 million.
  Gross profit as a percentage of revenue was 26.9% compared to 32.0%.
  Net loss was $1.7 million, or $(0.02) per share, compared to a net loss of $59,000, or $(0.00) per share.
  Adjusted EBITDA1 was $(1.0) million compared to $72,000. Adjusted EBITDA included approximately $0.8 million in expenses related to the development and roll-out of the Company’s new cannabis products during the third quarter of 2022.

Management Commentary

“Highlighted by our solid top-line performance, our third quarter results mark our ninth consecutive quarter of year-over-year revenue growth,” said Mark Murray, President and CEO of Jones Soda. “While we faced inflationary related headwinds throughout the quarter, we added new points of distribution through our core bottled business and remained in-line with internal expectations regarding our modest year-over-year margin compression. Overall, I am proud of our team’s ability to execute on our three-year turnaround plan and deliver another solid quarter despite operating under a volatile macro-environment.

“Securing multiple reorders in both our retail and alternative channels, our core bottled business served as the main driver to our top-line growth. We grew our existing partnerships and successfully leveraged our marketing assets, running targeted, event-driven promotions to further deepen engagement with our customers. The launch of our photo challenge contest for college students was a key highlight for our marketing team and showcases our commitment to growing our brand by creatively engaging with our audience. Following the success of our Mary Jones limited product launch, we debuted a new 100mg THC beverage to bolster our product line with a high margin product targeting the mature cannabis user. We have several more products in development that remain on track to release in the coming quarters, which we believe will further establish our standing in the cannabis space and position Mary Jones for fast paced expansion.

“We have made strong progress on our three-year strategic turnaround plan through the sustained growth in our core bottled business, efficient spend of marketing dollars, and the rapid adoption of Mary Jones within the cannabis community. For the rest of the year, we’re focused on continuing our shift to a higher margin product mix; tackling holiday spending through exciting programs such as our Turkey & Gravy Challenge and our limited release Sugar Cookie Soda; and expanding our market share in cannabis through new partnerships, products and geographies. Our supply chain looks to be stabilizing in the coming months, though we will continue to be prudent managing our costs regardless of the broader conditions. As we begin rounding out a strong year, I am confident that our team will execute on our priorities to capitalize on the holiday season, generate momentum going into 2023, and ultimately drive value for our shareholders.”

Third Quarter 2022 Financial Results

Revenue in the third quarter of 2022 increased 5% to $4.8 million compared to $4.6 million in the prior year period. The increase is primarily attributable to the growth in the Company’s core bottled business through retail and alternative channels, along with generating approximately $114,000 in revenue from the Company’s cannabis products that launched in 2022.

Gross profit as a percentage of revenue was 26.9% for the third quarter of 2022 compared to 32.0% in the year-ago period. The decrease was primarily driven by increased material costs, being partially offset by competitive price increases and incremental decreases in freight costs.

Net loss for the third quarter of 2022 was $1.7 million, or $(0.02) per share, compared to a net loss of $59,000, or $(0.00) per share, in the third quarter of 2021. The increase in net loss was primarily attributable to the $0.8 million of operating expenses and development costs related to the Company’s strategic entry into the cannabis sector.

Adjusted EBITDA1 in the third quarter of 2022 was $(1.0) million compared to $72,000 the prior year period. The decrease is primarily attributable to the aforementioned increase in operating expenses associated to the Company’s strategic entry into the cannabis sector and the decrease in gross profit.

At September 30, 2022, cash and cash equivalents totaled $8.2 million compared to $4.7 million at December 31, 2021.

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1 Adjusted EBITDA is defined as net income (loss) from operations before interest expense, interest income, taxes, depreciation, amortization and stock-based compensation and is a non-GAAP measure (reconciliation provided below).

Conference Call

Jones Soda will hold a conference call today at 4:30 p.m. Eastern time to discuss its results for the third quarter ended September 30, 2022.

Date: Thursday, November 3, 2022
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-866-575-6539
International dial-in number: 1-323-794-2551
Conference ID: 9785751

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through November 10, 2022.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 9785751

Presentation of Non-GAAP Information

This press release contains disclosure of the Company's Adjusted EBITDA, which is not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense and income, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss under “Non-GAAP Reconciliation” at the end of this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to the Company’s GAAP financial measures. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The Company believes that Adjusted EBITDA provides useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which we evaluate the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and to provide supplemental information regarding our current ability to generate cash flow. This non-GAAP financial measure is not intended to be considered in isolation or as a replacement for, or superior to Net Loss as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.

Jones Soda Co.® (CSE: JSDA, OTCQB: JSDA) is a leading craft soda manufacturer with a growing line of cannabis products. The Company markets and distributes premium craft sodas under the Jones® Soda and Lemoncocco® brands, and a variety of cannabis products under the Mary Jones brand. Jones' mainstream soda line is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. The Company is headquartered in Seattle, Washington. For more information, visit www.jonessoda.com, www.myjones.com, www.drinklemoncocco.com or www.MaryJonesCannabis.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results, including its financial condition and results of operations, include, among others: its ability to successfully execute on its growth strategies and operating plans for the future; the Company’s ability to continue to effectively utilize the proceeds from its recent financings; the Company’s ability to execute its plans to develop and market THC/CBD-infused and/or cannabis-infused beverages and edibles, and comply with the laws and regulations governing cannabis, hemp or related products, and the timing and costs of the development of these new product lines; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations; the Company’s ability to create and maintain brand name recognition and acceptance of its products; the Company’s ability to adapt and execute its marketing strategies; the Company’s ability to compete successfully against much larger, well-funded, established companies currently operating in the beverage industry generally and in the craft beverage segment specifically; the Company’s ability to respond to changes in the consumer beverage marketplace, including potential reduced consumer demand due to health concerns (including obesity) and legislative initiatives against sweetened beverages (including the imposition of taxes); its ability to develop and launch new products and to maintain brand image and product quality; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage inventory levels and maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors and manage the impact of the COVID-19 pandemic and other factors on its supply chain; its ability to attract, retain and motivate key personnel; its ability to protect its intellectual property; the impact of future litigation and the Company’s ability to comply with applicable regulations; its ability to maintain an effective information technology infrastructure, fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to access the capital markets for any future equity financing and to manage the impact that the COVID-19 pandemic may have on the Company’s ability to access capital; the Company’s ability to maintain disclosure controls and procedures and internal control over financial reporting; dilutive and other adverse effects from future potential securities issuances; and any actual or perceived limitations by being traded on the OTCQB Marketplace in the United States and the Canadian Securities Exchange in Canada. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (“SEC”) on March 14, 2022 and in the other reports filed with the SEC since that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Company Contact:

Mark Murray
President and CEO
1-206-624-3357

Investor Relations Contact

Cody Cree
Gateway Group, Inc.
1-949-574-3860
JSDA@gatewayir.com

JONES SODA CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)

Revenue	$4,806	$4,565	$15,344	$11,880
Cost of goods sold	3,515	3,102	11,129	8,255
Gross profit	1,291	1,463	4,215	3,625
Gross profit %	26.9%	32.0%	27.5%	30.5%

Operating expenses:
Selling and marketing	1,508	733	3,727	2,104
General and administrative	1,476	716	4,880	2,147
	2,984	1,449	8,607	4,251
Income (loss) from operations	(1,693)	14	(4,392)	(626)
Interest income	1	1	5	3
Interest expense	-	(76)	(377)	(160)
Other income, net	22	10	11	338
Loss before income taxes	(1,670)	(51)	(4,753)	(445)
Income tax expense, net	(8)	(8)	(24)	(24)
Net loss	$(1,678)	$(59)	$(4,777)	$(469)

Net income (loss) per share - basic and diluted	$(0.02)	$-	$(0.05)	$(0.01)
Weighted average common shares outstanding - basic and diluted	99,913,135	64,550,554	91,709,456	63,857,185

JONES SODA CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

	September 30, 2022	December 31, 2021
ASSETS	(In thousands, except share data)
Current assets:
Cash and cash equivalents	$8,202	$4,667
Accounts receivable, net of allowance of $108 and $114, respectively	3,921	2,662
Inventory	2,542	1,923
Prepaid expenses and other current assets	786	358
Total current assets	15,451	9,610
Fixed assets, net of accumulated depreciation of $386 and $627, respectively	208	238
Right-of-use lease asset	-	365
Other assets	8	33
Total assets	$15,667	$10,246
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,084	$1,239
Accrued expenses	1,500	1,544
Lease liability, current portion	-	109
Taxes payable	11	8
Current portion of convertible subordinated notes payable, net	-	92
Current portion of accrued interest expense	-	55
2022 Financing Proceeds Received, Net of Closing Costs	-	538
Total current liabilities	2,595	3,585
Net convertible subordinated notes payable, net of current portion	-	1,778
Lease liability, net of current portion	-	266
Total liabilities	2,595	5,629
Shareholders’ equity:
Common stock, no par value:
Authorized — 800,000,000 issued and outstanding shares — 101,433,135 shares and 67,840,941 shares, respectively	89,377	76,017
Accumulated other comprehensive income	268	396
Accumulated deficit	(76,573)	(71,796)
Total shareholders’ equity	13,072	4,617
Total liabilities and shareholders’ equity	$15,667	$10,246

JONES SODA CO.
NON-GAAP RECONCILIATION
(Unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
GAAP net income (loss)	$(1,678)	$(59)	$(4,777)	$(469)
Stock based compensation	674	26	1,060	107
Interest income	(1)	(1)	(5)	(3)
Interest expense	-	76	377	160
Income tax expense, net	8	8	24	24
Depreciation and Amortization	17	22	51	70
Non-GAAP Adjusted EBITDA	$(980)	$72	$(3,270)	$(111)